EXHIBIT 10.7

FIRST FINANCIAL BANCORP
EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN

First Financial Bancorp, an Ohio corporation (the "Company") establishes this First Financial Bancorp Executive Supplemental Retirement Plan (the "Plan") for the purpose of attracting and retaining high quality executives by providing benefits in excess of one or more of the limitations applicable to the Company's qualified pension plan under the Internal Revenue Code.

ARTICLE I
DEFINITIONS

1.1           "Affiliate" means each entity with whom the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code, provided that in applying Section 1563(a)(1), (2), and (3) for purposes of determining a controlled group of corporations under Section 414(b) of the Code, the language "at least 50 percent" is used instead of "at least 80 percent" each place it appears in Section 1563(a)(1), (2), and (3), and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c), "at least 50 percent" is used instead of "at least 80 percent" each place it appears in that regulation.  Such term shall be interpreted in a manner consistent with the definition of "service recipient" contained in Section 409A of the Code.

1.2           "Affiliated Group" means (i) the Company and (ii) all Affiliates.

1.3           "Beneficiary" means the person(s) designated as such pursuant to Article VI of this Plan.

1.4           "Board" means the Board of Directors of the Company.

1.5           "Code" shall mean the Internal Revenue Code of 1986, as amended.

1.6           "Committee" shall mean the Compensation Committee of the Board.

1.7           "Company" means First Financial Bancorp, an Ohio corporation, or its successor.

1.8           "Eligible Executive" means an employee of the Company or another member of the Affiliated Group who (a) participates in the Pension Plan, and (b) is a member of a "select group of management or highly compensated employees," within the meaning of Sections 201, 301 and 401 of ERISA.

1.9           "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

1.10         "Normal Retirement Age" means the Participant's 65th birthday.

1.11         "Participant" means each Eligible Executive who has become a Participant in the Plan pursuant to Article II.

1.12         "Pension Plan" means the First Financial Bancorp Employees' Pension Plan and Trust, as amended from time to time.

1.13         "Plan" means this First Financial Bancorp Executive Supplemental Retirement Plan.

1.14         "Separation from Service" means a termination of employment or service with the Affiliated Group for any reason, including death, in such a manner as to constitute a "separation from service" as defined under Section 409A of the Code.  Upon a sale or other disposition of the assets of the Company or any member of the Affiliated Group to an unrelated purchaser, the Committee reserves the right, to the extent permitted by Section 409A of the Code, to determine whether Participants providing services to the purchaser after and in connection with the purchase transaction have experienced a Separation from Service.

1.15         "Statutory Limits" means the compensations and benefit accrual limits provided under Section 401(a)(17) and Section 415 of the Code, which are imposed on the benefits accrued under the Pension Plan.

ARTICLE II
PARTICIPATION

An Eligible Executive shall become a Participant in the Plan only upon designation as a Participant by the Committee.  A Participant's active participation in the Plan shall be suspended upon his employment status change as determined by the Committee or Separation from Service.  Further, a Participant shall cease to be a Participant upon his non-vested Separation from Service under the Plan.  .

ARTICLE III
SUPPLEMENTAL BENEFITS

3.1  Eligibility.  A Participant (or Beneficiary) who is entitled to a vested benefit under the Pension Plan shall be eligible for a supplemental benefit under this Article as hereinafter provided..

3.2  Amount of Supplemental Benefit.  The benefit payable under the Plan to a Participant (or Beneficiary) who is eligible therefor shall be determined as follows:.

(a)           the vested Accrued Benefit the Participant would receive under the Pension Plan, calculated without regard to the Statutory Limits.

reduced (but not below zero) by -

(b)	the vested Accrued Benefit the Participant will receive under the Pension Plan,

and, if applicable, further reduced (but not below zero) for -

(c)           commencement of the Plan benefit prior to Normal Retirement Age, to the same extent (if any) that the Participant's benefit under the Pension Plan would have been reduced for commencement prior to Normal Retirement Age if the Participant's Pension Plan benefit had commenced as of the date of the Participant's Separation from Service under the Plan.

For purposes of this Section 3.2, Accrued Benefit shall have the meaning provided in the Pension Plan.  The Plan benefit shall be determined by an actuary selected by the Company in its sole discretion, which actuary shall calculate the Plan benefit in accordance with the actuarial assumptions provided under the Pension Plan.  To the extent the Pension Plan is amended after January 1, 2010, such amendment to the Pension Plan may not modify any assumption or benefit provision used in calculating the Participant's benefit under the Plan to the extent such change in assumption or benefit provision would cause any portion of the Participant's benefit provided under the Plan to become taxable under Section 409A.

3.3  Vesting.  The benefits under this Article shall vest at the same time(s), in the same manner, and to the same extent as the Participant's benefit under the Pension Plan.  No supplemental benefit shall be payable to a Participant under this Plan if the Participant is not eligible to receive a vested benefit under the Pension Plan.

3.4  Form of Payment.  The Plan benefit calculated in accordance with Section 3.2 shall be paid to the Participant in the form of a single lump-sum payment.  No other form of payment may be elected by the Participant under the Plan.

3.5  Time of Commencement.  A Participant's benefit under the Plan shall be paid as of the first business day of the seventh month following the Participant's Separation from Service (or if earlier, the first business day of the month following the Participant's death).

3.6  Termination for Cause.  In the event a Participant is terminated for “Cause”, he/she shall have not rights, and shall not be entitled to any benefits, under this Agreement.  For purposes of this Agreement, “Cause” shall mean any one or more of the following:

(a)           any act constituting (i) a felony under the federal laws of the United States, the laws of any state, or any other applicable law, (ii) fraud, embezzlement, misappropriation of assets, willful misfeasance, or dishonesty, or (iii) other actions or criminal conduct which in any way materially and adversely affects the reputation, goodwill, or business position of the Company;

(b)           the failure of the Participant to perform and observe all material obligations and conditions to be performed and observed by the Participant under his employment agreement, or to perform the duties in accordance, in all material respects, with the policies, procedures, and directions established from time to time by the Committee or the Board (any such failure, a “Performance Failure”), and to correct such Performance Failure promptly following notice from the Board to do so; or

(c)           having corrected (or the Company’s having waived the correction of ) a Performance Failure, the occurrence of any subsequent Performance Failure (whether of the same or different type or nature).

ARTICLE IV
SECTION 409A OF THE CODE; TARP COMPENSATION STANDARDS

4.1 Discretionary Acceleration of Payments.  To the extent permitted by Section 409A of the Code, the Committee may, in its sole discretion, accelerate the time or schedule of a payment under the Plan as provided in this Section.  The provisions of this Section are intended to comply with the exception to accelerated payments under Treasury Regulation § 1.409A-3(j) and shall be interpreted and administered accordingly.

(a)           Domestic Relations Orders.  The Committee may, in its sole discretion, accelerate the time or schedule of a payment under the Plan to an individual other than the Participant as may be necessary to fulfill a domestic relations order (as defined in Section 414(p)(1)(B) of the Code).

(b)           Conflicts of Interest.  The Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to the extent necessary for any Federal officer or employee in the executive branch to comply with an ethics agreement with the Federal government.  Additionally, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to the extent reasonably necessary to avoid the violation of an applicable Federal, state, local, or foreign ethics law or conflicts of interest law (including where such payment is reasonably necessary to permit the Participant to participate in activities in the normal course of his position in which the Participant would otherwise not be able to participate under an applicable rule).

(c)           Employment Taxes.  The Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to pay the Federal Insurance Contributions Act (FICA) tax imposed under Sections 3101, 3121(a), and 3121(v)(2) of the Code, or the Railroad Retirement Act (RRTA) tax imposed under Sections 3201, 3211, 3231(e)(1), and 3231(e)(8) of the Code, where applicable, on compensation deferred under the Plan (the FICA or RRTA amount).  Additionally, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment, to pay the income tax at source on wages imposed under Section 3401 of the Code or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of the FICA or RRTA amount, and to pay the additional income tax at source on wages attributable to the pyramiding Section 3401 of the Code wages and taxes.  However, the total payment under this acceleration provision must not exceed the aggregate of the FICA or RRTA amount, and the income tax withholding related to such FICA or RRTA amount.

(d)           Limited Cash-Outs.  The Committee may, in its sole discretion, require a mandatory lump sum payment of amounts deferred under the Plan that do not exceed the applicable dollar amount under Section 402(g)(1)(B) of the Code, provided that the payment results in the termination and liquidation of the entirety of the Participant's interest under the Plan, including all agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Section 409A of the Code.

(e)           Payment Upon Income Inclusion Under Section 409A.  The Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan at any time the Plan fails to meet the requirements of Section 409A of the Code.  The payment may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Section 409A of the Code.

(f)           Certain Payments to Avoid a Nonallocation Year Under Section 409(p).  The Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to prevent the occurrence of a nonallocation year (within the meaning of Section 409(p)(3) of the Code) in the plan year of an employee stock ownership plan next following the plan year in which such payment is made, provided that the amount paid may not exceed 125 percent of the minimum amount of payment necessary to avoid the occurrence of a nonallocation year.

(g)           Payment of State, Local, or Foreign Taxes.  The Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to reflect payment of state, local, or foreign tax obligations arising from participation in the Plan that apply to an amount deferred under the Plan before the amount is paid or made available to the participant (the state, local, or foreign tax amount).  Such payment may not exceed the amount of such taxes due as a result of participation in the Plan.  The payment may be made in the form of withholding pursuant to provisions of applicable state, local, or foreign law or by payment directly to the Participant.  Additionally, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to pay the income tax at source on wages imposed under Section 3401 of the Code as a result of such payment and to pay the additional income tax at source on wages imposed under Section 3401 of the Code attributable to such additional wages and taxes.  However, the total payment under this acceleration provision must not exceed the aggregate of the state, local, and foreign tax amount, and the income tax withholding related to such state, local, and foreign tax amount.

(h)           Certain Offsets.  The Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan as satisfaction of a debt of the Participant to the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code), where such debt is incurred in the ordinary course of the service relationship between the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) and the Participant, the entire amount of reduction in any of the service recipient's (as defined in Section 409A of the Code) taxable years does not exceed $5,000, and the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.

(i)             Bona Fide Disputes As To A Right To A Payment.  The Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan where such payments occur as part of a settlement between the Participant and the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) of an arm’s length, bona fide dispute as to the Participant's right to the deferred amount.

(j)            Plan Terminations and Liquidations.  The Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan as provided in Section 7.2.

(k)           Other Events and Conditions.  The Committee may accelerate payment of a Participant's benefit under the Plan upon such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

Except as otherwise specifically provided in the Plan, the Committee may not accelerate the time or schedule of any payment or amount scheduled to be paid under the Plan within the meaning of Section 409A of the Code.  Notwithstanding anything contained in this Section 4.1 to the contrary, in no event may a payment be accelerated pursuant to paragraphs (d), (e), (f), (g), (h), (i), (j) or (k) of this Section 4.1 following a Participant's Separation from Service to a date that is prior to the first business day of the seventh month following the Participant's Separation from Service (or if earlier, the first business day of the month following the Participant's death).  The provisions of this Section 4.1 are intended to comply with the exceptions to accelerated payments under Treasury Regulation §1.409A-3(j)(4) and shall be interpreted and administered accordingly.

4.2 Delay of Payments.  To the extent permitted under Section 409A of the Code, the Committee may, in its sole discretion, delay payment under any of the following circumstances, provided that the Committee treats all payments to similarly situated Participants on a reasonably consistent basis:

(a)           Federal Securities Laws or Other Applicable Law.  A Payment may be delayed where the Committee reasonably anticipates that the making of the payment will violate federal securities laws or other applicable law; provided that the delayed payment is made at the earliest date at which the Committee reasonably anticipates that the making of the payment will not cause such violation.  For purposes of the preceding sentence, the making of a payment that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not treated as a violation of applicable law.

(b)           Other Events and Conditions.  A payment may be delayed upon such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

4.3 Compliance With Code Section 409A.  It is intended that the Plan comply with the provisions of Section 409A of the Code, so as to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise actually be paid or made available to Participants or Beneficiaries.  The Plan shall be construed, administered, and governed in a manner that effects such intent, and the Committee shall not take any action that would be inconsistent with such intent.  However, the tax treatment of deferrals under this Plan is not warranted or guaranteed.  Neither the Company, the other members of the Affiliated Group, directors, officers, employees, advisers nor the Committee shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant or Beneficiary (or any other individual claiming a benefit through the Participant or Beneficiary) as a result of the Plan.  Any reference in the Plan to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section 409A by the U.S. Department of Treasury or the Internal Revenue Service.  For purposes of the Plan, the phrase "permitted by Section 409A of the Code," or words or phrases of similar import, shall mean that the event or circumstance shall only be permitted to the extent it would not cause an amount deferred or payable under the Plan to be includible in the gross income of a Participant or Beneficiary under Section 409A(a)(1) of the Code.

4.4 Compliance With TARP, EESA and ARRA.  It is intended that the Plan comply with, and be administered in accordance with, the executive compensation and corporate governance restrictions imposed under the Emergency Economic Stabilization Act of 2008 ("EESA"), the Troubled Asset Relief Program ("TARP"), American Recovery and Reinvestment Act of 2009 ("ARRA"), together with all regulations and guidance promulgated thereunder (the "TARP Compensation Standards"), for the period in which the Company participates in TARP and for such additional period thereafter as may be required by TARP, EESA or ARRA (the "TARP Period"). To ensure compliance with the TARP Compensation Standards, the following additional provisions shall apply.

(a)           TARP Policy.  The Plan and the benefits provide under the Plan shall be subject to the First Financial Bancorp TARP Policy, but only to the extent, and only for such period, as may be necessary to ensure the Plan and the benefits provided under the Plan comply with the applicable requirements of the TARP Compensation Standards.  In the event that any provision of the Plan is found to be in conflict with the TARP Compensation Standards and/or TARP Policy, the Plan shall be deemed amended automatically, and to the extent necessary retroactively, to reflect the requirements of the TARP Compensation Standards, and the Plan shall be interpreted and administered accordingly.

(b)           Consent to Compliance with the TARP Compensation Standards.  As a condition of participation in the Plan, each Participant shall acknowledge that (i) the benefits provided under the Plan may be subject to the TARP Compensation Standards and/or TARP Policy, (ii) the Plan may be amended and/or its administration modified in order to comply with the TARP Compensation Standards and TARP Policy, and (iii) a Participant shall be required (as determined by the Committee or the Board) to repay all amounts paid from the Plan that are later determined to have been paid in violation of the TARP Compensation Standards or TARP Policy.

ARTICLE V
ADMINISTRATION

5.1  Administration.  The Plan shall be administered by the Committee, which shall have the exclusive right and full discretion (i) to interpret the Plan, (ii) to decide any and all matters arising hereunder (including the right to remedy possible ambiguities, inconsistencies, or admissions), (iii) to make, amend and rescind such rules as it deems necessary for the proper administration of the Plan and (iv) to make all other determinations necessary or advisable for the administration of the Plan, including determinations regarding eligibility for benefits payable under the Plan.  All interpretations of the Committee with respect to any matter hereunder shall be final, conclusive and binding on all persons affected thereby.  No member of the Committee shall be liable for any determination, decision, or action made in good faith with respect to the Plan.  The Company will indemnify and hold harmless the members of the Committee from and against any and all liabilities, costs, and expenses incurred by such persons as a result of any act, or omission, in connection with the performance of such persons’ duties, responsibilities, and obligations under the Plan, other than such liabilities, costs, and expenses as may result from the bad faith, willful misconduct, or criminal acts of such persons.

5.2  Claims Procedure.  In accordance with the requirements of Section 503 of ERISA, the Plan provides a benefit claims and appeals procedure that is intended to comply with the regulations issued by the Secretary of Labor at 29 C.F.R. 2560.503-1.  Unless a separate procedure is established for the Plan, the claims and appeals procedure set forth in Section 7.14 of the Pension Plan (as may be amended from time to time) shall apply to the Plan.

ARTICLE VI
BENEFICIARIES

6.1  Beneficiary Designation.  The Participant shall have the right, at any time, to designate any person or persons as Beneficiary (both primary and contingent) to whom payment under the Plan shall be made in the event of the Participant’s death.  The Beneficiary designation shall be effective when it is submitted in writing to and acknowledged by the Committee during the Participant’s lifetime on a form prescribed by the Committee.

6.2  Revision of Designation.  The submission of a new Beneficiary designation shall cancel all prior Beneficiary designations.  Any finalized divorce or marriage (other than a common law marriage) of a Participant subsequent to the date of a Beneficiary designation shall revoke such designation, unless in the case of divorce the previous spouse was not designated as Beneficiary and unless in the case of marriage the Participant’s new spouse has previously been designated as Beneficiary.

6.3  Successor Beneficiary.  If the primary Beneficiary dies prior to complete distribution of any the benefits payable under this Plan any remaining benefits shall be paid to the contingent Beneficiary elected by the Participant.

6.4  Absence of Valid Designation.  If a Participant fails to designate a Beneficiary as provided above, or if the Beneficiary designation is revoked by marriage, divorce, or otherwise without execution of a new designation, or if every person designated as Beneficiary predeceases the Participant or dies prior to complete distribution of the Participant’s benefits, then the Committee shall direct the distribution of any benefits payable under this Plan to the relevant estate.

ARTICLE VII
AMENDMENT AND TERMINATION

7.1 Amendment.  The Company reserves the right to amend, terminate or freeze the Plan, in whole or in part, at any time by action of the Board.

7.2 Payments Upon Termination of Plan.  In the event that the Plan is terminated, the vested benefits of a Participant shall be paid to the Participant or his Beneficiary on the dates on which the Participant or his Beneficiary would otherwise receive payments hereunder without regard to the termination of the Plan.  Notwithstanding the preceding sentence, and to the extent permitted under Section 409A of the Code and the TARP Compensation Standards, the Company, by action taken by its Board or its designee, may terminate the Plan and pay Participants and Beneficiaries their entire vested benefit subject to the following conditions:

(a)           Dissolution; Bankruptcy Court Order.  The termination occurs within twelve (12) months after a corporate dissolution taxed under Section 331 of the Code, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A).   In such event, the vested benefit of each Participant shall be paid at the time and pursuant to the schedule specified by the Committee, so long as all payments are required to be made by the latest of: (i) the end of the calendar year in which the Plan termination occurs, (ii) the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture, or (iii) the first calendar year in which payment is administratively practicable.

(b)           Change in Control.  The termination occurs pursuant to an irrevocable action of the Board or its designee that is taken within the thirty (30) days preceding or the twelve (12) months following a change in control event (within the meaning of Treasury Regulation § 1.409A-3(i)(5) (a "Change in Control"), and all other plans sponsored by the Company (determined immediately after the Change in Control) that are required to be aggregated with this Plan under Section 409A of the Code are also terminated with respect to each participant therein who experienced the Change in Control ("Change in Control Participant").   In such event, the vested benefit of each Participant under the Plan and each Change in Control Participant under all aggregated plans shall be paid at the time and pursuant to the schedule specified by the Committee, so long as all payments are required to be made no later than twelve (12) months after the date that the Board or its designee irrevocably approves the termination.

(c)           Company's Discretion.  The termination does not occur "proximate to a downturn in the financial health" of the Company (within the meaning of Treasury Regulation § 1.409A-3(j)(4)(ix)), and all other arrangements required to be aggregated with the Plan under Section 409A of the Code are also terminated and liquidated.   In such event, the Participant's entire vested benefit shall be paid at the time and pursuant to the schedule specified by the Committee, so long as all payments are required to be made no earlier than twelve (12) months, and no later than twenty-four (24) months, after the date the Board or its designee irrevocably approves the termination of the Plan.  Notwithstanding the foregoing, any payment that would otherwise be paid pursuant to the terms of the Plan prior to the twelve (12) month anniversary of the date that the Board or its designee irrevocably approves the termination of the Plan shall continue to be paid in accordance with the terms of the Plan.  If the Plan is terminated pursuant to this Section 7.2(c), the Company shall be prohibited from adopting a new plan or arrangement that would be aggregated with this Plan under Section 409A of the Code within three (3) years following the date that the Board or its designee irrevocably approves the termination and liquidation of the Plan.

(d)           Other Events.  The termination occurs upon such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

Notwithstanding anything contained in this Section 7.2 to the contrary, in no event may a payment be accelerated following a Participant's Separation from Service to a date that is prior to the first business day of the seventh month following the Participant's Separation from Service (or if earlier, upon the first business day of the month following the Participant's death).

The provisions of paragraphs (a), (b), (c) and (d) of this Section 7.2 are intended to comply with the exception to accelerated payments under Treasury Regulation §1.409A-3(j)(4)(ix) and shall be interpreted and administered accordingly.  The term "Company" as used in paragraphs (b) and (c) of this Section 7.2 shall include the Company and any entity which would be considered to be a single employer with the Company under Code Sections 414(b) or Section 414(c).

ARTICLE VIII
MISCELLANEOUS

           8.1  Construction and Governing Law.  The Plan shall be construed, enforced, and administered and the validity thereof determined in accordance with the laws of the State of Ohio, to the extent that applicable federal law does not apply to the Plan.  Words used herein in the masculine gender shall be construed to include the feminine gender where appropriate and the words used herein in the singular or plural shall be construed as being in the plural or singular where appropriate.

8.2  No Employment Rights.  Neither the establishment or maintenance of the Plan nor the status of an employee as a Participant shall give any Participant any right to be retained in employment; and no Participant and no person claiming under or through such Participant shall have any right or interest in any benefit under the Plan unless and until the terms, conditions and provisions of the Plan affecting such Participant shall have been satisfied.

8.3  Unfunded Plan.  The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees” within the meaning of Sections 201, 301 and 401 of ERISA and therefore to be exempt from Parts 2, 3 and 4 of Title I of ERISA.  Notwithstanding the foregoing, the Company may elect, at its sole discretion, to establish a grantor trust (with a trustee selected by the Company) to which the Company may allocate funds to provide for the benefits provided under the Plan, provided that such trust complies with the requirements of Revenue Procedure 92-64 (and any related or subsequent guidance) and the allocation of funds to such trust does not otherwise violate Section 409A, the TARP Compensation Standards or any other applicable federal law.

8.4  Discharge of Obligations.  The payment to a Participant or his Beneficiary of his entire benefit under the Plan shall discharge all obligations of the Affiliated Group to such Participant or Beneficiary under the Plan with respect to that Plan benefit.

8.5  Nonalienation.  The right of any Participant or any person claiming under or through a Participant to any benefit or any payment hereunder shall not be subject in any manner to attachment or other legal process for the debts of the Participant or person; and the same shall not be subject to anticipation, alienation, sale, transfer, assignment or encumbrance.

8.6  Limitation of Liability.  No member of the Board and no officer or employee of any member of the Affiliated Group shall be liable to any person for any action taken or omitted in connection with this Plan, nor shall any member of the Affiliated Group be liable to any person for any such action or omission.  No person shall, because of the Plan, acquire any right to an accounting or to examine the books or the affairs of any member of the Affiliated Group.  Nothing in the Plan shall be construed to create any trust or fiduciary relationship between any member of the Affiliated Group and any Participant or any other person.

8.7  Successors.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume this Plan.  This Plan shall be binding upon and inure to the benefit of the Company and any successor of the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company whether by sale, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the "Company" for the purposes of this Plan), and the heirs, Beneficiaries, executors and administrators of each Participant.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed as of this _____ day of _____________, _____.

FIRST FINANCIAL BANCORP

By:
Name:
Title: